Exhibit 99.1

Greg Parker
Investor Relations
210.220.5632
or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
October 27, 2016

CULLEN/FROST BANKERS DECLARES QUARTERLY CASH DIVIDENDS
FOR COMMON AND PREFERRED STOCK, ALSO ANNOUNCES STOCK
REPURCHASE PLAN

SAN ANTONIO, October 27, 2016 - The Cullen/Frost Bankers Inc. board of directors today declared a fourth-quarter cash dividend of $.54 per common share. The dividend is payable December 15, 2016 to shareholders of record on November 30, 2016.

The board of directors also declared a cash dividend of $.3359375 per share of the Noncumulative Perpetual Preferred Stock, Series A, which is traded on the NYSE under the symbol “CFR PrA.” The Series A Preferred Stock dividend is also payable on December 15, 2016, to shareholders of record on November 30 of this year.

Cullen/Frost also announced today that the Corporation's board of directors has authorized a $100.0 million stock repurchase program, allowing the company to repurchase shares of its common stock.  Under the program, shares may be repurchased over a two-year period from time to time at various prices in the open market or through private transactions.

1.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $29.6 billion in assets at September 30, 2016. One of the 50 largest U.S. banks, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

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2.